Exhibit 10.44
POST- TERMINATION ENDORSEMENT NO. 2
to the
AMENDED AND RESTATED
QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)
between

AMTRUST INTERNATIONAL INSURANCE, LTD.
Hamilton, Bermuda
(hereinafter referred to as the “Company”)

and

MAIDEN REINSURANCE LTD.
Hamilton, Bermuda
(hereinafter referred to as the “Reinsurer”)

WHEREAS, Reinsurer intends to discontinue as a Bermuda company and to re-domicile in the State of Vermont in the United States (the “Re-Domestication”); and
WHEREAS, Bermuda is a Solvency II equivalent jurisdiction and the State of Vermont is not such a jurisdiction, the Reinsurer and the Company agreed to strengthen the collateral protection provided by the Reinsurer under the Agreement, subject to Reinsurer’s simultaneous execution of this Post-Termination Endorsement No. 2 and the related Post-Termination Endorsement No. 1 to the European Quota Share, a copy of which is attached as Exhibit A.
NOW, THEREFORE, the Parties agree to amend the Agreement effective as of 12:01 a.m., Eastern Standard Time, [Effective Date] as follows:

1.	Paragraph A(5) of ARTICLE XXIII - SECURITY FOR REINSURER’S OBLIGATIONS is hereby deleted in its entirety and restated as follows:

(5)    The Company shall transfer Reinsurer Trust Assets deposited by or on behalf of the Reinsurer for Indirect Obligations (as defined in Post-Termination Endorsement No. 1 to the Agreement) into a Company Trust Account pursuant to Paragraph A(5) of ARTICLE XXIII - SECURITY FOR REINSURER’S OBLIGATIONS as set forth in Post-Termination Endorsement No. 1 to the Agreement, if any, to reinsurance trust accounts maintained by Reinsurer as Security for AEL and AIU pursuant to Post-Termination Endorsement No. 1 to reinsurance trust accounts established by the Reinsurer for the benefit of AEL and AIU, as the case may be, pursuant to the European Quota Share.

2.	Paragraph B of ARTICLE XXIII - SECURITY FOR REINSURER’S OBLIGATIONS is hereby deleted in its entirety and restated as follows:

B.	The “Obligations” referred to herein means as of any date of determination the sum of:

(1)
The amount of Ultimate Net Loss ceded hereunder for which the Reinsurer is responsible to the Company but has not yet paid, including, without duplication, with respect to each Affiliate, the amount of ceded Ultimate Net Loss for which the Company is responsible to such Affiliate but has not yet paid;

(2)
The amount of ceded reserves hereunder for Ultimate Net Loss (including without limitation ceded reserves for claims reported but not resolved and losses incurred but not reported) for which the Reinsurer is responsible to the Company, including, without duplication, with respect to each Affiliate, the amount of ceded Ultimate Net Loss for which the Company is responsible to such Affiliate;

(3)
The amount of ceded reserves hereunder for Subject Premium, including, without duplication, with respect to each Affiliate, the amount of ceded reserves for unearned Affiliate Subject Premiums attributable to such Affiliate; and

(4)	The sum of (1), (2) and (3) multiplied by the Funding Percentage (“Excess Funding”).
For the avoidance of doubt, the Obligations shall not include any business ceded under the European Quota Share.
“Funding Percentage” means 10%, provided that, immediately upon a Reinsurer Change of Control in which any Person or group of Persons acting in concert, other than a Company Affiliate, in a transaction or series of transaction acquires ownership and control of more than 50% of the voting shares or assets of Reinsurer (a “COC Funding Trigger”), the Funding Percentage shall be 15%. Provided that the Risk-Based Capital ratio determined as of the end of the most recently completed calendar quarter is 500% or above, if (i) the sum of the Obligations (exclusive of the Excess Funding) is below $1 billion and (ii) there has not been a COC Funding Trigger, the Funding Percentage shall be reduced from 10% to 7.5%. Further, provided that the Risk-Based Capital ratio determined as of the end of the most recently completed calendar quarter is 400% or above if (i) the sum of the Obligations (exclusive of the Excess Funding) is below $500 million and (ii) there has not been a COC Funding Trigger, the Funding Percentage shall be reduced from 7.5% to 5%. In the event of a COC Funding Trigger, the Funding Percentage shall be 15% on the date of the COC Funding Trigger, notwithstanding that the sum of Obligations (exclusive of Excess Funding).
“Company Affiliate” means Barry D. Zyskind, George Karfunkel or Leah Karfunkel, or with respect to them, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, any of them, where “control,” including the terms “controlling,” “controlled by” and “under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, acting alone or in concert with each other or other Persons.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.
“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.

3.	Paragraph C of ARTICLE XXIII - SECURITY FOR REINSURER’S OBLIGATIONS is hereby amended by the addition of sub-paragraph (6), which states as follows:

“(6)
In the event that the Company or an Affiliate determines to utilize security provided0by the Reinsurer pursuant to Paragraph A of this ARTICLE XXIII - SECURITY FOR REINSURER’S OBLIGATIONS, the Company shall and shall use commercially reasonable efforts to cause such Affiliate, to utilize the security in the priorities set forth on Schedule A to this Post-Termination Endorsement No. 2. Notwithstanding the foregoing, neither the Company nor any Affiliate shall be subject to the priorities set forth on Schedule A to the extent that such priorities would interfere with the Company’s or an Affiliate’s ability to obtain reimbursement or payment out of available security for the purposes set forth in Paragraph C(5), D(3) or any other provision of this ARTICLE XXIII - SECURITY FOR REINSURER’S OBLIGATIONS.”

4.	The definition of “Excess Funding Requirement” in Paragraph D(3) of ARTICLE XXIII - SECURITY FOR REINSURER’S OBLIGATIONS is deleted in its entirety and restated as follows:

“Excess Funding Requirement” means as of any date of determination, the greater of (A) $54,000,000 or (B) the positive amount, if any, of (i) the sum of the Obligations, assuming, solely for the purposes of this calculation, that the Funding Percentage is 5%, less (ii) the sum of the Obligations, assuming, solely for the purposes of this calculation, that the Funding Percentage is 2%; provided, however, that if the sum of the “Covered Losses” and “Commuted Covered Losses” paid or payable by the Retrocessionaire under the ADC Agreement exceed $554,000,000, the Excess Funding Requirement shall equal $0. To the extent that, over time, the amount of item (A) in the Excess Funding Requirement definition is materially greater than item (B) in the Excess Funding Requirement definition, the Company and the Reinsurer shall work together in good faith to revise the Excess Funding Requirement definition.
IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officer, have executed this POST-TERMINATION ENDORSEMENT NO. 2 as of the dates set forth below:

AMTRUST INTERNATIONAL INSURANCE, LTD.    MAIDEN REINSURANCE LTD.

By:___________________________                By:_________________________

Dated:_________________________            Dated:_______________________